UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2022

U.S. WELL SERVICES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38025	81-1847117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1360 Post Oak Boulevard Suite 1800
Houston, Texas		77056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (832) 562-3730

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
CLASS A COMMON STOCK $0.0001, par value	USWS	NASDAQ Global Select Market
WARRANTS	USWSW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On August 10, 2022, U.S. Well Services, Inc., (the “Company”) issued a press release announcing financial and operational results for the second quarter ended June 30, 2022. A copy of the release is furnished herewith as Exhibit 99.1, and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between the Company and ProFrac Holdings Corp. (“ProFrac”). In connection with this proposed transaction, ProFrac will prepare and file with the SEC a registration statement on Form S-4 containing a proxy statement/information statement/prospectus jointly prepared by the Company and ProFrac, and other related documents. The proxy statement/information statement/prospectus will contain important information about the proposed transaction and related matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY AND PROFRAC WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PROFRAC AND THE PROPOSED TRANSACTION.

Stockholders of the Company may obtain free copies of the registration statement, the proxy statement/information statement/prospectus and other relevant documents filed by the Company and ProFrac with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company and ProFrac with the SEC are also available free of charge on the Company’s website at www.uswellservices.com and ProFrac’s website at www.pfholdingscorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in Solicitation

The Company and ProFrac and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies in connection with the transaction. Information regarding the officers and directors of the Company is included in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2022, as amended from time to time, with respect to the 2022 Annual Meeting of Stockholders of the Company and in the Company’s Current Reports on Form 8-K filed with the SEC on May 4, 2022 and May 23, 2022. Information regarding the officers and directors of ProFrac is included in ProFrac’s final prospectus relating to its initial public offering (File No. 333-261255) declared effective by the SEC on May 12, 2022. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy materials and other materials to be filed with the SEC in connection with the transaction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 10, 2022 announcing the earnings results for the second quarter ended June 30, 2022.
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. WELL SERVICES, INC.

Date:	August 10, 2022	By:	/s/ Josh Shapiro
Josh Shapiro Chief Financial Officer

Exhibit 99.1

News Release

Contacts: U.S. Well Services

Josh Shapiro, Senior Vice President and CFO

(832) 562-3730

IR@uswellservices.com

Dennard Lascar Investor Relations

Ken Dennard / Lisa Elliott

(713) 529-6600

USWS@dennardlascar.com

U.S. Well Services Announces Second Quarter 2022 Financial

and Operational Results

HOUSTON – August 10, 2022 – U.S. Well Services, Inc. (the “Company,” “USWS,” “U.S. Well Services” or “we”) (NASDAQ: USWS) today reported second quarter 2022 financial and operational results.

Second Quarter 2022 Highlights

•
Announced merger with ProFrac Holding Corp. (“ProFrac”) in a stock-for-stock transaction with a split-adjusted exchange ratio of 0.3366 shares of ProFrac Class A common stock for each share of USWS Class A common stock upon closing of the pending transaction, which is expected in the fourth quarter of 2022
•
Preparation for the proposed merger with ProFrac is continuing as planned, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”)
•
Completed $12.5 million financing transaction to help fund the Company’s first newbuild Nyx Clean Fleet®
•
Deployed the Company’s first newbuild Nyx Clean Fleet® to the Rockies, with pressure pumping operations having commenced in July 2022
•
Averaged 5.5 fully-utilized fleets compared to 4.4 fully-utilized fleets during the first quarter of 2022
•
Total revenue of $68.8 million compared to $41.2 million in the first quarter of 2022
•
Net loss attributable to the Company of $(9.3) million compared to net loss of $(25.7) million in the first quarter of 2022
•
Adjusted EBITDA(1) of $7.5 million compared to $(3.5) million in the first quarter of 2022
•
Reported annualized Adjusted EBITDA per fully-utilized fleet of $5.4 million compared to $(3.2) million for the first quarter of 2022(2)
•
Total liquidity, consisting of cash, restricted cash and availability under the Company’s asset-backed revolving credit facility, was $35.9 million as of June 30, 2022
(1)
Each of Adjusted EBITDA and Adjusted EBITDA margin is a Non-GAAP financial measure. Please read “Non-GAAP Financial Measures.”

(2)
Adjusted EBITDA per fully-utilized fleet equivalent is defined as Adjusted EBITDA divided by the product of average active fleets during the quarter and the utilization rate for active fleets during the quarter.

“The second quarter of 2022 marked a turning point for U.S. Well Services,” commented Kyle O’Neill, the Company’s President and CEO. “During the second quarter, we observed a meaningful increase in both activity levels and pricing for our services. Although we continue to experience headwinds from inflation and supply chain tightness, the determination and commitment of our team allowed us to post a strong sequential improvement in our financial results.”

“Following the end of the second quarter, we began operations with our first newbuild Nyx Clean Fleet® in the Rockies. We believe that U.S. Well Services’ proprietary electric frac equipment and technology represents the future of our industry, and we continue to experience strong demand for our electric fleets.”

Outlook

The supply of pressure pumping equipment and crews remained tight throughout the second quarter of 2022, as elevated commodity prices created increased demand for completion services. We currently expect to experience sustained high levels of demand for pressure pumping fleets beyond 2022, and believe U.S. Well Services’ fleets are well positioned to benefit from the improved market backdrop given the fuel cost savings, emissions reductions and HSE benefits associated with electric fracturing fleets.

Second Quarter 2022 Financial Summary

Revenue for the second quarter of 2022 increased 67% to $68.8 million versus $41.2 million in the first quarter of 2022, driven by an increase in activity levels and improved pricing. U.S. Well Services averaged 6.0 active fleets during the quarter, as compared to 4.7 for the first quarter of 2022. Utilization of the Company’s active fleets averaged 92% during the second quarter of 2022, resulting in a fully-utilized equivalent of 5.5 fleets. This compares to 94% utilization and a fully-utilized equivalent of 4.4 fleets for the first quarter of 2022.

Costs of services, excluding depreciation and amortization, for the second quarter of 2022 increased to $55.2 million from $40.7 million during the first quarter of 2022, driven primarily by our higher active fleet count, increased personnel expenses and persistent inflation in the prices for goods and services used in our operations, such as fuel, lubricants and transportation.

Selling, general and administrative expenses (“SG&A”) increased to $9.4 million in the second quarter of 2022 from $8.4 million in the first quarter of 2022. Excluding stock-based compensation, SG&A in the second quarter of 2022 was $10.4 million compared to $6.6 million in the first quarter of 2022. During the second quarter of 2022, the Company recorded the reversal of $3.1 million of stock-based compensation expense related to the forfeiture of certain restricted stock awards. The sequential increase in SG&A, excluding stock-based compensation was driven by an increase in personnel costs and professional fees associated with the ProFrac transaction.

Net loss attributable to the Company decreased sequentially to $(9.3) million in the second quarter of 2022 from $(25.7) million in the first quarter of 2022. Adjusted EBITDA increased to $7.5 million in the second quarter of 2022 from $(3.5) million in the first quarter of 2022. Annualized Adjusted EBITDA per fully-utilized fleet for the second quarter of 2022 was $5.4 million.(1)

Operational Highlights

U.S. Well Services exited the second quarter of 2022 with six active frac fleets, which includes all five of our Clean Fleets® as well as one legacy diesel fleet. Four fleets were working in the Appalachian Basin, one fleet was working in the Permian Basin and one fleet was working in the Rockies. In July 2022, the Company also deployed its first newbuild Nyx Clean Fleet® and initiated operations in the Rockies.

Balance Sheet and Capital Spending

As of June 30, 2022, total liquidity was $35.9 million, consisting of $18.0 million of cash and restricted cash on the Company’s balance sheet and $17.9 million of availability under the Company’s asset-backed revolving credit facility, and net debt was $278.3 million.

Maintenance capital expenditures, on an accrual basis, were $7.3 million for the second quarter of 2022. Growth capital expenditures, on an accrual basis, were $36.7 million for the second quarter of 2022. The Company expects to incur an additional $65 to $85 million of growth capital expenditures related to the buildout of our newbuild Nyx Clean Fleets® during the remainder of 2022.

Pending Merger with ProFrac

On June 21, 2022, USWS entered into an Agreement and Plan of Merger with ProFrac and one of its subsidiaries. Following the merger, USWS will be an indirect, wholly owned subsidiary of ProFrac. The merger is expected to close in the fourth quarter of 2022, pending the satisfaction of certain customary conditions including, among other things, the approval of the merger by the affirmative vote of holders of a majority of the outstanding common stock of USWS, and approval of the issuance of common stock of ProFrac in connection with the merger for listing on the Nasdaq Global Select Market. In early August, the waiting period under the HSR Act, as amended, expired with respect to the proposed merger. The expiration of the waiting period satisfies one of the conditions to the closing of the merger.

Conference Call Information

The Company will host a conference call at 10:00 am Central / 11:00 am Eastern Time on Thursday, August 11, 2022 to discuss financial and operating results for the second quarter of 2022 and recent developments. This call will also be webcast and will be available on U.S. Well Services’ website at https://ir.uswellservices.com/news-events/ir-calendar. To access the conference call, please dial 201-389-0872 and ask for the U.S. Well Services call at least 10 minutes prior to the start time or listen to the call live over the Internet by logging on to the Company’s website from the link above. A telephonic replay of the conference call will be available through August 18, 2022 and may be accessed by calling 201-612-7415 using passcode 13732178#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of pressure pumping services and a market leader in electric pressure pumping. The Company’s patented electric pressure pumping technology provides one of the first fully electric, mobile well stimulation systems powered by locally supplied natural gas including field gas sourced directly from the wellhead. The Company’s electric pressure pumping technology dramatically decreases emissions, sound pollution and truck traffic while generating exceptional operational efficiencies including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. The information on our website is not part of this release.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between U.S. Well Services and ProFrac. In connection with this proposed transaction, ProFrac will prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a proxy statement/information statement/prospectus jointly prepared by U.S. Well Services and ProFrac, and other related documents. The proxy statement/information statement/prospectus will contain important information about the proposed transaction and related matters. STOCKHOLDERS OF U.S. WELL SERVICES ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY U.S. WELL SERVICES AND PROFRAC WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT U.S. WELL SERVICES, PROFRAC AND THE PROPOSED TRANSACTION.

Stockholders of U.S. Well Services may obtain free copies of the registration statement, the proxy statement/information statement/prospectus and other relevant documents filed by U.S. Well Services and ProFrac with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by U.S. Well Services and ProFrac with the SEC are also available free of charge on U.S. Well Services’ website at www.uswellservices.com and ProFrac’s website at www.pfholdingscorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in Solicitation

U.S. Well Services and ProFrac and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies in connection with the transaction. Information regarding the officers and directors of U.S. Well Services is included in U.S. Well Services’ Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2022, as amended from time to time, with respect to the 2022 Annual Meeting of Stockholders of U.S. Well Services and in U.S. Well Services’ Current Reports on Form 8-K filed with the SEC on May 4, 2022 and May 23, 2022. Information regarding the officers and directors of ProFrac is included in ProFrac’s final prospectus relating to its initial public offering (File No. 333-261255) declared effective by the SEC on May 12, 2022. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy materials and other materials to be filed with the SEC in connection with the transaction.

Forward Looking Statements

The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein, including among other things, the expected benefits of the proposed transaction with ProFrac, including any resulting synergies and positive impact on earnings, competitive advantages, expanded active fleet and electric fleet portfolio, increased value, improved efficiency, cost savings including fuel cost savings, access to and rights in acquired intellectual property, emissions minimization and other expected advantages of the transaction to the combined company; the anticipated timing of the proposed transaction; the likelihood and ability of the parties to successfully consummate the proposed transaction; the services to be offered by the combined company; the markets in which ProFrac and USWS operate; business strategies, debt levels, industry environment and growth opportunities; the projected value of operational synergies, including value expected to result from license fee savings; industry activity levels and pricing for the Company’s services; anticipated delivery dates for the Company’s Nyx Clean Fleets®; availability under the Company’s credit facilities; availability of workable equipment, experienced crews, and materials used in pressure pumping operations; the Company’s financial position and prospects and liquidity; the Company's business strategy and objectives for future operations, results of discussions with potential customers, potential new contract opportunities and planned construction; the potential term of existing customer contracts; deployment and operation of fleets, are forward-looking statements. These forward-looking statements may be identified by their use of terms and phrases such as “may,” “expect,” “believe,” “intend,” “estimate,” “project,” “plan,” “anticipate,” “will,” “should,” “could,” and similar terms and phrases. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company's current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, including the risk that the proposed transaction with ProFrac may not be completed in a timely manner or at all; the failure to satisfy the conditions to the consummation of the proposed transaction, including the approval of the proposed transaction by the stockholders of the Company, and the receipt of certain governmental and regulatory approvals; the effect of the announcement or pendency of the proposed transaction on ProFrac’s and USWS’ business relationships, performance, and business generally; risks that the proposed transaction disrupts current plans of ProFrac or USWS and may cause potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings that may be instituted against ProFrac or USWS or any of their affiliates related to the agreement and the proposed transaction; the impact on the price of ProFrac’s and USWS’ securities, including volatility resulting from changes in the competitive and highly regulated industries in which ProFrac and USWS operate, variations in performance across competitors, changes in laws and regulations affecting ProFrac’s and USWS’ businesses and changes in the combined capital structure; the impact of our transition from the diesel pressure pumping market on our liquidity and our ability to generate revenues and service our outstanding indebtedness for a period of time; the impact of epidemics, pandemics or other major public health issues, such as the COVID-19 coronavirus; the conflict between Russia and Ukraine and its potential impacts on global crude oil markets and our business, as well as the other risks, uncertainties and assumptions identified in this release or as disclosed from time to time in the Company's filings with the SEC. Factors that could cause actual results to differ from the Company's expectations include changes in market conditions and other factors described in the Company's public disclosures and filings with the SEC, including those described under “Risk Factors” in its most recent annual report on Form 10-K and in its subsequently filed quarterly reports on Form 10-Q. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors.

- Tables to Follow -

U.S. WELL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for active fleets and per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Statement of Operations Data:
Revenue	$68,764	$78,799	$41,150	$109,914	$155,057
Costs and expenses:
Cost of services (excluding depreciation and amortization)	55,209	59,252	40,723	95,932	121,883
Depreciation and amortization	5,877	9,836	5,700	11,577	20,942
Selling, general and administrative expenses	9,406	7,214	8,372	17,778	14,604
Litigation settlement	-	35,000	-	-	35,000
Loss (gain) on disposal of assets	(76)	(545)	3,056	2,980	1,891
Loss from operations	(1,652)	(31,958)	(16,701)	(18,353)	(39,263)
Interest expense, net	(9,562)	(7,333)	(7,968)	(17,530)	(13,516)
Change in fair value of warrant liabilities	1,577	(136)	(746)	831	(7,287)
Patent license sales	-	22,500	-	-	22,500
Loss on extinguishment of debt, net	-	(839)	(1,651)	(1,651)	(839)
Other income	302	23	1,321	1,623	52
Loss before income taxes	(9,335)	(17,743)	(25,745)	(35,080)	(38,353)
Income tax benefit	-	(27)	-	-	(27)
Net loss	(9,335)	(17,716)	(25,745)	(35,080)	(38,326)
Net loss attributable to noncontrolling interest	-	-	-	-	(44)
Net loss attributable to U.S. Well Services, Inc.	(9,335)	(17,716)	(25,745)	(35,080)	(38,282)
Dividends accrued on Series A preferred stock	(1,135)	(1,998)	(1,091)	(2,226)	(3,811)
Dividends accrued on Series B preferred stock	-	(811)	-	-	(1,522)
Deemed and imputed dividends on Series A preferred stock	-	(286)	-	-	(750)
Deemed dividends on Series B preferred stock	-	(1,501)	-	-	(5,669)
Exchange of Series A preferred stock for convertible senior notes	-	8,936	-	-	8,936
Net loss attributable to U.S. Well Services, Inc. common stockholders	$(10,470)	$(13,376)	$(26,836)	$(37,306)	$(41,098)

Net loss attributable to U.S. Well Services, Inc. stockholders per common share:
Basic and diluted (1)	$(0.82)	$(3.10)	$(2.67)	$(3.27)	$(10.12)
Weighted average common shares outstanding:
Basic and diluted (1)	12,720	4,219	9,960	11,347	3,991

Other Financial and Operational Data:
Capital Expenditures (2)	$43,981	$6,877	$12,347	$56,328	$18,656
Adjusted EBITDA (3)	$7,490	$36,869	$(3,540)	$3,950	$48,377
Average Active Fleets	6.0	9.3	4.7	5.3	9.7

(1)
Periods presented have been adjusted to reflect the 1-for-3.5 reverse stock split on September 30, 2021 and the 1-for-6 reverse stock split on August 4, 2022.
(2)
Capital expenditures presented above are shown on an accrual basis.
(3)
Adjusted EBITDA is a Non-GAAP Financial Measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

U.S. WELL SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$17,268	$6,384
Restricted cash	736	2,736
Accounts receivable (net of allowance for doubtful accounts of $0 as of June 30, 2022 and December 31, 2021, respectively)	31,721	25,743
Inventory, net	8,074	6,351
Assets held for sale	-	2,043
Prepaids and other current assets	6,373	18,748
Total current assets	64,172	62,005
Property and equipment, net	194,943	162,664
Operating lease right-of-use assets	18,197	-
Finance lease right-of-use assets	3,246	-
Intangible assets, net	12,017	12,500
Goodwill	4,971	4,971
Other assets	1,119	1,417
TOTAL ASSETS	$298,665	$243,557
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$49,027	$29,180
Accrued expenses and other current liabilities	14,301	16,842
Notes payable	2,814	2,320
Current portion of long-term debt	8,750	5,000
Current portion of equipment financing	3,437	3,412
Current portion of capital lease obligations	-	1,092
Current portion of operating lease liabilities	9,605	-
Current portion of finance lease liabilities	1,168	-
Total current liabilities	89,102	57,846
Warrant liabilities	2,733	3,557
Convertible senior notes	116,183	105,769
Long-term debt	158,423	167,507
Long-term equipment financing	3,328	5,128
Long-term capital lease obligations	-	2,112
Long-term operating lease liabilities	8,748	-
Long-term finance lease liabilities	2,176	-
Other long-term liabilities	7,927	6,875
Total liabilities	388,620	348,794
Commitments and contingencies
Mezzanine equity:
Series A Redeemable Convertible Preferred Stock, par value $0.0001 per share; 55,000 shares authorized; 19,610 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively; aggregate liquidation preference of $29,499 and $27,274 as of June 30, 2022 and December 31, 2021, respectively	26,092	23,866
Stockholders' deficit:
Class A Common Stock, par value of $0.0001 per share; 400,000,000 shares authorized; 12,827,306 shares and 8,858,161 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively (1)	1	1
Additional paid in capital (1)	312,571	263,932
Accumulated deficit	(428,619)	(393,036)
Total Stockholders' deficit	(116,047)	(129,103)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' DEFICIT	$298,665	$243,557

(1)
Periods presented have been adjusted to reflect the 1-for-6 reverse stock split on August 4, 2022.

U.S. WELL SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(35,080)	$(38,326)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	11,577	20,942
Change in fair value of warrant liabilities	(831)	7,287
Loss on disposal of assets	2,980	1,891
Convertible senior notes converted into sales of patent licenses	-	(22,500)
Paid-in-kind interest	12,237	258
Loss on extinguishment of debt, net	1,651	839
Share-based compensation expense	1,613	3,661
Other non-cash items	5,668	5,013
Changes in working capital	3,744	(7,436)
Net cash provided by (used in) operating activities	3,559	(28,371)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(48,337)	(24,841)
Proceeds from sale of property and equipment and insurance proceeds from damaged property and equipment	17,338	8,553
Net cash used in investing activities	(30,999)	(16,288)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	7,344	24,722
Repayments of revolving credit facility	(14,495)	(14,750)
Proceeds from issuance of long-term debt	-	3,004
Proceeds from issuance of long-term debt and warrants	21,500	-
Repayments of long-term debt	(19,022)	(12,563)
Proceeds from issuance of convertible senior notes	-	86,500
Proceeds from issuance of common stock and warrants in registered direct offering, net	22,730	-
Proceeds from issuance of common stock via the 2020 ATM Agreement, net	21,298	13,562
Other	(3,031)	(3,015)
Net cash provided by financing activities	36,324	97,460
Net increase in cash and cash equivalents and restricted cash	8,884	52,801
Cash and cash equivalents and restricted cash, beginning of period	9,120	5,262
Cash and cash equivalents and restricted cash, end of period	$18,004	$58,063

Non-GAAP Financial Measures

The Company reports its financial results in accordance with GAAP. The Company believes, however, that certain non-GAAP performance measures allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate its operating performance and compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure. Additionally, the Company believes the use of certain non-GAAP measures highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures.

Reconciliation of Net Income to Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should not be considered as a substitute for net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of the Company’s profitability or liquidity. The Company’s management believes EBITDA and Adjusted EBITDA are useful because they allow external users of its consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to more effectively evaluate the Company’s operating performance, compare the results of its operations from period to period and against the Company’s peers without regard to the Company’s financing methods or capital structure and because it highlights trends in the Company’s business that may not otherwise be apparent when relying solely on GAAP measures. The Company believes EBITDA and Adjusted EBITDA are important supplemental measures of its performance that are frequently used by others in evaluating companies in its industry. Because EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income (loss) and may vary among companies, the EBITDA and Adjusted EBITDA measures that the Company presents may not be comparable to similarly titled measures of other companies.

The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA excluding the following: impairments; litigation settlement; (gain) loss on disposal of assets; change in fair value of warrant liabilities; (gain) loss on extinguishment of debt; share-based compensation; and other items that the Company believes to be non-recurring in nature. The Company defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Revenue.

U.S. WELL SERVICES, INC.

RECONCILIATION OF NET LOSS (GAAP) TO EBITDA AND ADJUSTED EBITDA (NON-GAAP)

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2022	2021	2022	2022	2021
Net loss	$(9,335)	$(17,716)	$(25,745)	$(35,080)	$(38,326)
Interest expense, net	9,562	7,333	7,968	17,530	13,516
Income tax benefit	-	(27)	-	-	(27)
Depreciation and amortization	5,877	9,836	5,700	11,577	20,942
EBITDA	6,104	(574)	(12,077)	(5,973)	(3,895)
Litigation settlement (1)	-	35,000	-	-	35,000
Loss (gain) on disposal of assets (2)	(76)	(545)	3,056	2,980	1,891
Change in fair value of warrant liabilities (3)	(1,577)	136	746	(831)	7,287
Loss on extinguishment of debt, net (4)	-	839	1,651	1,651	839
Share-based compensation (5)	(415)	2,013	2,028	1,613	3,661
Fleet start-up, laydown and reactivation costs (6)	1,452	-	813	2,265	2,301
Severance, business restructuring, and market-driven costs (7)	458	-	-	458	1,144
Transaction related costs (8)	1,365	-	-	1,365	149
Replacement of damaged equipment (9)	-	-	243	243	-
Other	179	-	-	179	-
Adjusted EBITDA	7,490	36,869	(3,540)	3,950	48,377
Patent license sales (10)	-	(22,500)	-	-	(22,500)
Adjusted EBITDA, excluding patent license sales	$7,490	$14,369	$(3,540)	$3,950	$25,877

(1)
Represents cash payment of a litigation settlement.
(2)
Represents net (gains) and losses on the disposal of property and equipment.
(3)
Represents a non-cash change in fair value of warrant liabilities.
(4)
Represents costs related to early debt repayments on the Senior Secured Term Loan.
(5)
Represents non-cash share-based compensation.
(6)
Represents costs related to the start-up, relocation and / or reactivation of pressure pumping fleets, as well as costs associated with exiting the diesel pressure pumping market.
(7)
Represents restructuring costs, severance related to reductions in force and facility closures, and market driven-costs including COVID-19 testing for employees
(8)
Represents third-party professional fees and other costs related to the proposed ProFrac merger and strategic and capital markets transactions.
(9)
Represents costs associated with demobilization and inspection of damaged equipment.
(10)
Represents income associated with licensing of Clean Fleet® technology.